Filed Pursuant to Rule 424(b)(3)
Registration No. 333-274257

PROSPECTUS

Forte Biosciences, Inc.

24,856,250 Shares of Common Stock

This prospectus relates to the offer and resale from time to time of up to 24,856,250 shares (the “Shares”) of common stock, par value $0.001 per share, of Forte Biosciences, Inc., a Delaware corporation (the “Company”), by the selling stockholders identified in this prospectus, including their transferees, pledgees or donees or their respective successors (the “selling stockholders”), which consist of 15,166,957 outstanding shares of our common stock held by the selling stockholders and 9,689,293 shares of our common stock issuable upon the exercise of outstanding pre-funded warrants to purchase shares of our common stock. The Shares were issued and sold to the selling stockholders in a private placement (the “Private Placement”) pursuant to a securities purchase agreement among us and such selling stockholders dated July 28, 2023 (the “Purchase Agreement”). Concurrently with the Purchase Agreement, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the selling stockholders, and we are registering the Shares being offered hereunder pursuant to such registration rights agreement on behalf of the selling stockholders, to be offered and sold by them from time to time. We will not receive any proceeds from the sale of the Shares offered by this prospectus.

We have agreed, pursuant to the registration rights agreement, to bear all of the expenses incurred in connection with the registration of the Shares. The selling stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Shares.

The selling stockholders identified in this prospectus may offer the Shares pursuant to this prospectus from time to time through public or private transactions at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both. For additional information on the methods of sale that may be used by the selling stockholders, see the section entitled “Plan of Distribution” on page 12. For a list of the selling stockholders, see the section entitled “Selling Stockholders” on page 7.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should carefully read this prospectus and any amendments or supplements accompanying this prospectus, together with any documents incorporated by reference herein or therein, before you make your investment decision.

The selling stockholders may sell any, all or none of the securities offered by this prospectus and we do not know when or in what amount the selling stockholders may sell their common shares hereunder following the effective date of the registration statement of which this prospectus forms a part.

We are a smaller reporting company as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we have elected to rely on certain reduced public company disclosure requirements. See “Implications of Being a Smaller Reporting Company.”

Our common stock is listed on The Nasdaq Capital Market under the symbol “FBRX.” On September 7, 2023, the last reported sale price of our common stock was $0.8530 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 4 of this prospectus and in the documents incorporated by reference in this prospectus, as updated in the applicable prospectus supplement, and other future filings we make with the Securities and Exchange Commission that are incorporated by reference into this prospectus, for a discussion of the factors you should consider carefully before deciding to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 8, 2023

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ABOUT THIS PROSPECTUS

We urge you to read carefully this prospectus, together with the information incorporated herein by reference as described under the headings “Where You Can Find Additional Information” and “Incorporation by Reference” before buying any of the securities being offered.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the selling securityholders hereunder may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such selling securityholders of the securities offered by them described in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We and the selling stockholders have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus may only be used where it is legal to offer and sell shares of our common stock. If it is against the law in any jurisdiction to make an offer to sell these shares, or to solicit an offer from someone to buy these shares, then this prospectus does not apply to any person in that jurisdiction, and no offer or solicitation is made by this prospectus to any such person. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Our business, financial condition, results of operations and prospects may have changed since such date. Information contained on our website is not a part of this prospectus.

Neither we nor the selling stockholders have authorized any person to provide you any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling stockholders take responsibility for, and cannot provide assurance as to the reliability of, any other information that others may give you. Neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

A prospectus supplement may add to, update or change the information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the headings “Where You Can Find Additional Information” and “Incorporation by Reference”.

Information contained in this prospectus concerning the market and the industry in which we compete, including our market position, general expectations of market opportunity and market size, is based on information from various third-party sources, on assumptions made by us based on such sources and our knowledge of the markets for our services and solutions. Any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable; however, we have not verified the accuracy or completeness of third-party data. The industry in which we operate is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this prospectus are subject to change based on various factors, including those described in the Risk Factors incorporated herein in the section entitled “Risk Factors” and in the documents incorporated by reference in this prospectus, as updated in the applicable prospectus supplement, and other future filings we make with the Securities and Exchange Commission that are incorporated by reference into this prospectus.

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PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere, or incorporated by reference, in this prospectus. It does not contain all of the information that may be important to you and your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including the matters set forth under the section of this prospectus captioned “Risk Factors” and the financial statements and related notes and other information that we incorporate by reference herein, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. Unless the context indicates otherwise, references in this prospectus to “Forte Biosciences, Inc.,” “we,” “our” and “us” refer, collectively, to Forte Biosciences, Inc., a Delaware corporation, and its subsidiaries taken as a whole.

Company Overview

Forte Biosciences, Inc. and its subsidiaries (www.fortebiorx.com) (“Forte”, “we”, “our”) is a biopharmaceutical company that is advancing through preclinical trials its product candidate, FB-102, which is a proprietary molecule with potentially broad autoimmune applications in such indications as graft-versus-host disease (“GvHD”), vitiligo and alopecia areata (“AA”). The Company’s FB-102 program aims to address key pathways implicated in these indications with a CD122 antagonist. CD122 is a subunit of IL-2/IL-15 receptors which are key regulators of NK cells and T cell subsets.

GvHD is a complication that may occur after an allogeneic transplant and is where donor’s T-cells attack the patient’s healthy cells. There are 2 main types of GvHD – acute GvHD and chronic GvHD. The severity of symptoms range from mild to fatal. US Prevalence of acute GvHD is estimated at approximately 5,000 cases and occurs in up to 50% of allogeneic stem cell transplant recipients. Onset of acute GvHD typically occurs within 3 months of transplant. Symptoms occur in the skin (rash), GI tract (vomiting, diarrhea) and liver (jaundice). US Prevalence of Chronic GcHD is estimated at approximately 14,000 cases and occurs in up to 40% of recipients. In addition to symptoms in the skin, GI tract and liver, chronic GvHD may also manifest itself in the lungs, mucosal surfaces (eyes, mouth, GU tract), muscle and joints (connective tissue). Vitiligo is a disease of the skin mediated primarily by NK and CD8+ T cells that attack melanocytes leading to patchy depigmentation of the skin. It is estimated that vitiligo affects 2 million people in the U.S (NIH). AA is a disease in which immune cells attack and damage hair follicles and is mediated primarily by CD8+ T cells and NK cells.

Our common stock is publicly traded on the Nasdaq Capital Market under the ticker symbol FBRX. Prior to our merger with Tocagen, Inc., a publicly traded biotechnology company, Forte was a privately held company incorporated in Delaware on May 3, 2017.

Corporate Information

Our principal executive offices are located at 3060 Pegasus Park Drive, Building 6, Dallas, Texas 75247, and our telephone number at that address is (310) 618-6994. Our corporate website is located at www.fortebiorx.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. Investors should not rely on any such information in deciding whether to purchase our common stock. We have included our website address in this prospectus solely as an inactive textual reference.

Additional Information

We make available free of charge through our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission (“SEC”). All statements made in any of our securities filings, including all forward-looking statements or information, are made as of the date of the document in which the statement is included, and we do not assume or undertake any obligation to update any of those statements or documents unless we are required to do so by law.

Private Placement

On July 28, 2023, in connection with the Private Placement, we entered into the Purchase Agreement with the selling stockholders named in this prospectus. Concurrently with the Purchase Agreement, we entered into the Registration Rights Agreement with the selling stockholders. Under the terms of the Registration Rights Agreement, we agreed to prepare and file, within 30 days after the closing of the Private Placement, one or more registration statements with the SEC to register the Shares for resale, and to use commercially reasonable efforts to cause such registration statement to become effective as promptly as practicable.

At the closing of the Private Placement on July 31, 2023, we sold and issued to the selling stockholders (i) 15,166,957 shares of our common stock at a purchase price of $1.006 per share or higher as set forth on Exhibit A to the Purchase Agreement and (ii) 9,689,293 shares of our common stock issuable upon the exercise of outstanding pre-funded warrants to purchase shares of our common stock at a purchase price of $1.005 per share and an exercise price of $0.001 per share. The total purchase price paid by the selling stockholders in the Private Placement was approximately $25 million.

The offer and sale of the securities in the Private Placement were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. We relied on an exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof and Rule 506(b) of Regulation D promulgated thereunder. Each of the selling stockholders has represented to us that such selling stockholder is an “accredited investor,” as defined in Regulation D of the Securities Act, and that the securities purchased by such selling stockholder were being acquired solely for such selling stockholder’s own account and for investment purposes and not with a view to its future sale or distribution.

The description of the Purchase Agreement and the Registration Rights Agreement are not complete and are qualified in their entirety by reference to the Purchase Agreement and the Registration Rights Agreement, which were filed as exhibits to our Current Report on Form 8-K, filed on August 1, 2023. See “Where You Can Find More Information” and “Incorporation by Reference.” The representations, warranties and covenants made by us in such agreements were made solely for the benefit of the parties to such agreements, including, in some cases, for the purpose of allocating risk among the parties thereto, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were made as of an earlier date. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Rule 12b-2 promulgated under the Exchange Act. We may remain a smaller reporting company until we have a non-affiliate public float in excess of $250.0 million and annual revenues in excess of $100.0 million, or a non-affiliate public float in excess of $700.0 million, each as determined on an annual basis. A smaller reporting company may take advantage of relief from some of the reporting requirements and other burdens that are otherwise applicable generally to public companies. To the extent that we take advantage of these reduced burdens, the information that we provide stockholders may be different than you might obtain from other public companies in which you hold equity interests.

THE OFFERING

Common stock registered for sale by selling stockholders	24,856,250 Shares, consisting of 15,166,957 outstanding shares of our common stock held by the selling stockholders and 9,689,293 shares of our common stock issuable upon the exercise of outstanding pre-funded warrants to purchase shares of our common stock.

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. Upon any exercise of the pre-funded warrants by payment of cash, however, we will receive the exercise price of such pre-funded warrants. See “Use of Proceeds” for additional information.

Offering Price	The selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices. See “Plan of Distribution” for additional information.

Risk factors	You should read the “Risk Factors” section included in or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Nasdaq Capital Market symbol	“FBRX”

The selling stockholders named in this prospectus may offer and sell up to 24,856,250 shares of our common stock. Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholders for offer and resale, we are referring to the shares of common stock issued to the selling stockholders in the Private Placement, respectively, as described above. When we refer to the selling stockholders in this prospectus, we are referring to the selling stockholders identified in this prospectus and, as applicable, their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

RISK FACTORS

An investment in our common stock involves a high degree of risk. In addition to the risks and uncertainties discussed under “Special Note Regarding Forward-Looking Statements,” you should carefully consider the risks described in Part I, Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K for the year ended December 31, 2022, and in Part II, Item 1A, Risk Factors, in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, together with the other information contained or incorporated by reference in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement, before deciding whether to purchase any of the securities being registered pursuant to the registration statement of which this prospectus is a part. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. The risks and uncertainties we describe in the documents incorporated by reference herein are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial could materially adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment.

For more information about our SEC filings, please see “Where You Can Find More Information” and “Incorporation by Reference.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, each prospectus supplement and the information incorporated by reference in this prospectus and each prospectus supplement contain certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “potentially,” “likely,” and similar expressions and variations thereof are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Those statements appear in this prospectus, any accompanying prospectus supplement and the documents incorporated herein and therein by reference, particularly in the section captioned “Risk Factors” and include statements regarding the intent, belief or current expectations of our management that are subject to known and unknown risks, uncertainties and assumptions. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

This prospectus and the documents incorporated by reference in this prospectus may contain market data that we obtain from industry sources. These sources do not guarantee the accuracy or completeness of the information. Although we believe that our industry sources are reliable, we do not independently verify the information. The market data may include projections that are based on a number of other projections. While we believe these assumptions to be reasonable and sound as of the date of this prospectus, actual results may differ from the projections.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit holders of the shares of our common stock described in the section entitled “Selling Stockholders” to resell such shares. We are not selling any securities under this prospectus and we will not receive any proceeds from the sale or other disposition of shares of our common stock held by the selling stockholders. Upon any exercise of the pre-funded warrants by payment of cash, however, we will receive the exercise price of such pre-funded warrants. The selling stockholders will receive all of the proceeds from this offering.

The selling stockholders will pay any discounts, commissions, fees of underwriters, selling brokers or dealer managers and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, printing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS

This prospectus covers the resale or other disposition of up to 24,856,250 Shares, which consist of (i) 15,166,957 outstanding shares of our common stock held by the selling stockholders and (ii) 9,689,293 shares of our common stock issuable upon the exercise of outstanding pre-funded warrants to purchase shares of our common stock that are held by the selling stockholders. The pre-funded warrants are exercisable at any time after their original issuance and will not expire. We cannot predict when or whether any of the selling stockholders will exercise their pre-funded warrants. See “Prospectus Summary—Private Placement.”

The pre-funded warrants provide that a holder of pre-funded warrants does not have the right to exercise pre-funded warrants if such holder, together with its affiliates, would beneficially own in excess of 9.99% (or 9.9% for entities affiliated with Farallon Management, L.L.C.) of the number of shares of our common stock outstanding immediately before or after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that each holder may increase the Beneficial Ownership Limitation by giving notice to the Company, but not in excess of 19.99%. Throughout this prospectus, when we refer to the shares of common stock being registered on behalf of the selling stockholders, we are referring to the outstanding shares of our common stock and the shares issuable upon the exercise of outstanding pre-funded warrants without giving effect to the Beneficial Ownership Limitation.

The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of our common stock by the selling stockholders as of August 17, 2023. The information in the table below with respect to the selling stockholders has been obtained from the respective selling stockholders. The selling stockholders may sell all, some or none of the shares of common stock subject to this prospectus. See “Plan of Distribution” as may be supplemented and amended from time to time. We do not know how long the selling stockholders will hold the shares before selling them, and except as set forth below under “Relationship with Selling Stockholders,” we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any of the shares.

The number of shares of common stock beneficially owned prior to the offering for each selling stockholder includes (i) all shares of our common stock beneficially held by such selling stockholder as of August 17, 2023, (ii) the number of shares of our common stock that may be offered under this prospectus, and (iii) the number and percentage of our common stock beneficially owned by the selling stockholders assuming all of the shares of our common stock registered hereunder are sold. The table below and footnotes assume that the selling stockholders will sell all of the shares listed. However, because the selling stockholders may sell all or some of their shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the selling stockholders or that will be held by the selling stockholders after completion of any sales. We do not know how long the selling stockholders will hold the shares before selling them. The percentages of shares owned after the offering are based on 36,281,772 shares of common stock outstanding as of August 17, 2023, which includes the outstanding shares of common stock offered by this prospectus.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our common stock. Generally, a person “beneficially owns” shares of our common stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for any selling stockholder named below.

Information about the selling stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering	Number of Shares of Common Stock Being Offered (1)	Shares of Common Stock to be Beneficially Owned After Offering (2)
	Number	Offered	Number	Percentage
Entities Affiliated with Farallon Capital Partners, L.P. (3)	6,461,228	6,461,228	—	—
Perceptive Life Sciences Master Fund, Ltd. (4)	4,970,178	4,970,178	—	—
Entities Affiliated with Tybourne Strategic Opportunities Fund II LP (5)	6,958,249	6,958,249	—	—
Entities Affiliated with BVF Partners L.P. (6)	2,982,105	2,982,105	—	—
Entities Affiliated with Alger Health Sciences Fund (7)	1,838,965	1,838,965	—	—
Franklin M. Berger (8)	497,017	497,017	—	—
Paul A. Wagner, Ph.D. (9)	1,901,199	247,524	1,653,675	4.53%
Christopher Roenfeldt (10)	370,481	247,524	122,957	*
Antony A. Riley (11)	318,811	148,514	170,297	*
Hubert C. Chen, M.D. (12)	174,904	74,257	100,647	*
Steven Ruhl (13)	151,443	74,257	77,186	*
Hank Talbot (14)	135,134	49,504	85,630	*
David Gryska (15)	161,014	148,514	12,500	*
Donald A. Williams (16)	159,405	59,405	100,000	*
Steven Kornfeld (17)	199,009	99,009	100,000	*

*	Less than 1%
(1)

The number of shares of our common stock in the column “Number of Shares of Common Stock Being Offered” represents all of the shares of our common stock that a selling stockholder may offer and sell from time to time under this prospectus.

(2)

We do not know when or in what amounts a selling stockholder may offer Shares for sale. The selling stockholders might not sell any or might sell all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the Shares pursuant to this offering, and because, except as set forth elsewhere in this prospectus, there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, we cannot estimate the number of the Shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(3)

The shares and the pre-funded warrants that are the subject of this resale registration statement are held directly by the Farallon Funds (as defined below), as follows: (i) Farallon Capital Partners, L.P. (“FCP”) holds 302,346 shares and a pre-funded warrant exercisable for up to 776,679 shares; (ii) Farallon Capital Institutional Partners, L.P. (“FCIP”) holds 408,258 shares and a pre-funded warrant exercisable for up to 1,048,749 shares; (iii) Farallon Capital Institutional Partners II, L.P. (“FCIP II”) holds 119,671 shares and a pre-funded warrant exercisable for up to 307,416 shares; (iv) Farallon Capital Institutional Partners III, L.P. (“FCIP III”) holds 47,796 shares and a pre-funded warrant exercisable for up to 122,780 shares; (v) Four Crossings Institutional Partners V, L.P. (“FCIP V”) holds 52,865 shares and a pre-funded warrant exercisable for up to 135,802 shares; (vi) Farallon Capital Offshore Investors II, L.P. (“FCOI II”) holds 687,431 shares and a pre-funded warrant exercisable for up to 1,765,899 shares; (vii) Farallon Capital (AM)

Investors, L.P. (“FCAMI”) holds 47,071 shares and a pre-funded warrant exercisable for up to 120,921 shares; and (viii) Farallon Capital F5 Master I, L.P. (“F5 MI” and, together with FCP, FCIP, FCIP II, FCIP III, FCIP V, FCOI II, and FCAMI, the “Farallon Funds”) holds 145,017 shares and a pre-funded warrant exercisable for up to 372,527 shares. Farallon Partners, L.LC., a Delaware limited liability company (the “Farallon General Partner”), as the general partner of each of FCP, FCIP, FCIP II, FCIP III, FCOI II and FCAMI, may be deemed a beneficial owner of the shares held by, and the shares acquirable upon the exercise of the pre-funded warrants held by, FCP, FCIP, FCIP II, FCIP III, FCOI II and FCAMI. Farallon Institutional (GP) V, L.L.C., a Delaware limited liability company (the “FCIP V General Partner”), as the general partner of FCIP V, may be deemed a beneficial owner of the shares held by, and the shares acquirable upon the exercise of the pre-funded warrant held by, FCIP V. Farallon F5 (GP), L.L.C. (the “F5 General Partner”), a Delaware limited liability company, as the general partner of F5 MI, may be deemed a beneficial owner of the shares held by, and the shares acquirable upon the exercise of the pre-funded warrant held by, F5 MI. Each of Joshua J. Dapice, Philip D. Dreyfuss, Hannah E. Dunn, Richard B. Fried, Varun N. Gehani, Nicolas Giauque, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., Edric C. Saito, William Seybold, Daniel S. Short, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly (collectively, the “Farallon Managing Members”), as a senior managing member or managing member, as the case may be, of the Farallon General Partner, and a manager or senior manager, as the case may be, of the FCIP V General Partner and the F5 General Partner, in each case with the power to exercise investment discretion, may be deemed a beneficial owner of all such shares held by, and all such shares acquirable upon the exercise of the pre-funded warrants held by, the Farallon Funds. Each of the Farallon General Partner, the FCIP V General Partner, the F5 General Partner, and the Farallon Managing Members hereby disclaims any beneficial ownership of such shares. The address of each of the entities and individuals reference in this note is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, CA 94111.
(4)

Consists of 3,265,359 shares of common stock and 1,704,819 shares of common stock issuable upon the exercise of pre-funded warrants held by Perceptive Life Sciences Master Fund, Ltd. In accordance with the Beneficial Ownership Limitation of the pre-funded warrants, Perceptive Life Sciences Master Fund, Ltd. is prohibited from exercising such pre-funded warrants to the extent that, immediately prior to or as a result of such exercise, Perceptive Life Sciences Master Fund, Ltd. would, together with affiliates and any persons who are members of a Section 13(d) group with such fund or their affiliates, beneficially own more than 9.99% of the total number of shares of common stock then issued and outstanding immediately after giving effect to the exercise. Joseph E. Edelman may be deemed to have sole voting and dispositive power over the shares held by Perceptive Life Sciences Master Fund, Ltd. The address of Perceptive Life Sciences Master Fund, Ltd. is 51 Astor Place, 10th Floor, New York, NY 10003.

(5)

Consists of (i) 3,106,756 shares of common stock and 2,857,458 shares of common stock issuable upon the exercise of pre-funded warrants held by Tybourne Strategic Opportunities Fund II LP (“TSOF II”) and (ii) 517,792 shares of common stock and 476,243 shares of common stock issuable upon the exercise of pre-funded warrants held by TSOF Co-investment Fund 3 LP (“TSOF Co-Investment Fund 3”). In accordance with the Beneficial Ownership Limitation of the pre-funded warrants, TSOF II and TSOF Co-investment Fund 3 are prohibited from exercising such pre-funded warrants to the extent that, immediately prior to or as a result of such exercise, TSOF II and TSOF Co-investment Fund 3 would, together with affiliates and any persons who are members of a Section 13(d) group with these funds or their affiliates, beneficially own more than 9.99% of the total number of shares of common stock then issued and outstanding immediately after giving effect to the exercise. Tybourne Strategic Opportunities GP II Limited, which is wholly owned by Tybourne Kesari Limited (“Tybourne Kesari”), is the general partner of TSOF II and Co-investment Fund 3 LP. Each of Tybourne Strategic Opportunities GP II Limited and Tybourne Kesari may be deemed a beneficial owner of, and Viswanathan Krishnan (“Mr. Krishnan”) may be deemed to have sole voting and dispositive power over, the shares held by, and all shares acquirable upon the exercise of the pre-funded warrants held by, each of TSOF II and TSOF Co-investment Fund 3. Each of Tybourne Strategic Opportunities GP II Limited, Tybourne Kesari and Mr. Krishnan hereby disclaims any beneficial ownership of such shares other than to the extent of any pecuniary interest therein. The address of

TSOF II and TSOF Co-investment Fund 3 is c/o Tybourne Capital Management (HK) Limited, Suites 1021-25, 10/F, Champion Tower, 3 Garden Road, Central, Hong Kong.
(6)

Consists of (i) 1,589,896 shares of common stock held by Biotechnology Value Fund, L.P. (“BVF”), (ii) 1,209,787 shares held by Biotechnology Value Fund II, L.P. (“BVF2”), and (iii) 141,683 shares held by Biotechnology Value Trading Fund OS LP (“Trading Fund OS”). BVF I GP LLC (“BVF GP”), as the general partner of BVF, may be deemed to beneficially own the 1,589,896 shares beneficially owned by BVF. BVF II GP LLC (“BVF2 GP”), as the general partner of BVF2, may be deemed to beneficially own the 1,209,787 shares beneficially owned by BVF2. BVF Partners OS Ltd. (“Partners OS”), as the general partner of Trading Fund OS, may be deemed to beneficially own the 141,683 shares beneficially owned by Trading Fund OS. BVF GP Holdings LLC (“BVF GPH”), as the sole member of each of BVF GP and BVF2 GP, may be deemed to beneficially own the 2,799,683 shares beneficially owned in the aggregate by BVF and BVF2. BVF Partners L.P. (“Partners”), as the investment manager of BVF, BVF2 and Trading Fund OS, and the sole member of Partners OS, may be deemed to beneficially own the 2,982,105 shares beneficially owned in the aggregate by BVF, BVF2 and Trading Fund OS and held in a certain Partners managed account (the “Partners Managed Account”), including 40,739 shares held in the Partners Managed Account. BVF Inc., as the general partner of Partners, may be deemed to beneficially own the 2,982,105 shares beneficially owned by Partners. Mark N. Lampert (“Mr. Lampert”), as a director and officer of BVF Inc., may be deemed to beneficially own the 2,982,105 shares beneficially owned by BVF Inc. BVF GP disclaims beneficial ownership of the Shares beneficially owned by BVF. BVF2 GP disclaims beneficial ownership of the shares beneficially owned by BVF2. Partners OS disclaims beneficial ownership of the shares beneficially owned by Trading Fund OS. BVF GPH disclaims beneficial ownership of the shares beneficially owned by BVF and BVF2. Each of Partners, BVF Inc. and Mr. Lampert disclaims beneficial ownership of the shares beneficially owned by BVF, BVF2, Trading Fund OS and held in the Partners Managed Account . The address of the entities affiliated with BVF Partners L.P. is C/O BVF Partners L.P., 44 Montgomery St, 40th Floor, San Francisco, CA 94104.

(7)

Consists of (i) 1,192,842 shares of common stock by Alger Health Sciences Fund and (ii) 646,123 shares of common stock held by Alger Life Sciences Innovation Fund, L.P. Dr. Sanjiv Talwar is the portfolio manager of Alger Health Sciences Fund and Alger Life Sciences Innovation Fund, L.P., and may be deemed to beneficially own the shares beneficially owned by Alger Health Sciences Fund and Alger Life Sciences Innovation Fund, L.P. and Dr. Sanjiv Talwar disclaims beneficial ownership of securities beneficially owned by Alger Health Sciences Fund and Alger Life Sciences Innovation Fund, L.P. The address of the Alger Health Sciences Fund and Alger Life Sciences Innovation Fund, L.P. is 100 Pearl Street, New York, NY 10004.

(8)

Represents the shares purchased by Mr. Berger in the Private Placement, which consists of 497,017 shares of common stock. To the Company’s knowledge, these are the only shares of the Company held by Mr. Berger.

(9)

Consists of (i) 1,675,574 shares of common stock, (ii) 194,375 shares of common stock underlying options held by Dr. Wagner that are exercisable as of August 17, 2023 or that will become exercisable within 60 days after such date, and (iii) 31,250 shares of common stock issuable upon vesting of time-based RSUs vesting within 60 days of August 17, 2023.

(10)

Consists of (i) 266,274 shares of common stock, (ii) 94,832 shares of common stock underlying options held by Mr. Roenfeldt that are exercisable as of August 17, 2023 or that will become exercisable within 60 days after such date, and (iii) 9,375 shares of common stock issuable upon vesting of time-based RSUs vesting within 60 days of August 17, 2023.

(11)

Consists of (i) 176,776 shares of common stock, (ii) 132,660 shares of common stock underlying options held by Mr. Riley that are exercisable as of August 17, 2023 or that will become exercisable within 60 days after such date, and (iii) 9,375 shares of common stock issuable upon vesting of time-based RSUs vesting within 60 days of August 17, 2023.

(12)

Consists of (i) 84,071 shares of common stock, (ii) 83,333 shares of common stock underlying options held by Dr. Chen that are exercisable as of August 17, 2023 or that will become exercisable within 60 days after such date, and (iii) 7,500 shares of common stock issuable upon vesting of time-based RSUs vesting within 60 days of August 17, 2023.

(13)

Consists of (i) 89,257 shares of common stock, (ii) 54,686 shares of common stock underlying options held by Mr. Ruhl that are exercisable as of August 17, 2023 or that will become exercisable within 60 days after such date, and (iii) 7,500 shares of common stock issuable upon vesting of time-based RSUs vesting within 60 days of August 17, 2023.

(14)

Consists of (i) 66,006 shares of common stock, (ii) 65,378 shares of common stock underlying options held by Mr. Talbot that are exercisable as of August 17, 2023 or that will become exercisable within 60 days after such date, and (iii) 3,750 shares of common stock issuable upon vesting of time-based RSUs vesting within 60 days of August 17, 2023.

(15)

Consists of (i) 148,514 shares of common stock and (ii) 12,500 shares of common stock underlying options held by Mr. Gryska that are exercisable as of August 17, 2023 or that will become exercisable within 60 days after such date.

(16)

Consists of (i) 59,405 shares of common stock and (ii) 100,000 shares of common stock underlying options held by Mr. Williams that are exercisable as of August 17, 2023 or that will become exercisable within 60 days after such date.

(17)

Consists of (i) 99,009 shares of common stock and (ii) 100,000 shares of common stock underlying options held by Mr. Kornfeld that are exercisable as of August 17, 2023 or that will become exercisable within 60 days after such date.

Relationship with Selling Stockholders

As discussed in greater detail above under the section “Prospectus Summary—Private Placement,” on July 28, 2023, we entered into the Purchase Agreement with certain of the selling stockholders pursuant to which we sold shares of common stock to such selling stockholders, and agreed with the selling stockholders to file a registration statement to enable the resale of the shares of common stock covered by this prospectus.

Other than (i) Paul A. Wagner, Ph.D. who is our Chief Executive Officer and Chairperson of the Board, (ii) Antony A. Riley, who is our Chief Financial Officer, (iii) Hubert C. Chen, M.D., who is our President and Chief Scientific Officer, (iv) Steven Ruhl, who is our Chief Technical Officer, (v) Christopher Roenfeldt, who is our Chief Operating Officer, (vi) Hank Talbot, who is our Head of Upstream Manufacturing and Quality, (vii) David Gryska, who is a member of our board of directors, (viii) Donald A. Williams, who is a member of our board of directors, and (iv) Steven Kornfeld, who is a member of our board of directors, none of the selling stockholders or any persons having control over such selling stockholders has held any position or office with us or our affiliates within the last three years or has had a material relationship with us or any of our predecessors or affiliates within the past three years, other than as a result of the ownership of our shares or other securities.

PLAN OF DISTRIBUTION

The selling stockholders, including donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling stockholders for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or another available exemption from the registration requirements of the Securities Act.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to use reasonable best efforts to cause the registration statement of which this prospectus constitutes a part to become effective and to remain continuously effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement or (2) the date that all the shares covered by this prospectus cease to be “Registrable Securities” (as defined in the Registration Rights Agreement).

LEGAL MATTERS

The validity of the shares of our common stock being offered by this prospectus is being passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, San Diego, California. Certain members of, and investment partnerships comprised of members of, and person associated with, Wilson Sonsini Goodrich & Rosati, Professional Corporation, directly or indirectly own less than 0.1% of the outstanding shares of our common stock.

EXPERTS

The consolidated financial statements of Forte Biosciences, Inc. as of and for the years ended December 31, 2022 and 2021, incorporated by reference in this registration statement, of which this prospectus forms a part, have been audited by Mayer Hoffman McCann P.C., independent registered public accounting firm, as set forth in their report, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.fortebiorx.com. Information accessible on or through our website is not a part of this prospectus.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and our securities. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. You can obtain a copy of the registration statement from the SEC’s website.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document, which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We hereby incorporate by reference into this prospectus the following documents that we have filed with the SEC under the Exchange Act (other than current reports on Form 8-K, or portions thereof, furnished under Items 2.02 or 7.01 of Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2022, as amended by Amendment No.1 on Form 10-K/A;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023;

•	our Current Reports on Form 8-K filed on January 12, 2023, February 9, 2023, June 26, 2023, August 1, 2023 and August 4, 2023; and

•	The description of our common stock contained in Annual Report on Form 10-K filed on February 27, 2020.

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than current reports on Form 8-K, or portions thereof, furnished under Items 2.02 or 7.01 of Form 8-K) (i) after the initial filing date of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus from the date of filing of the documents, unless we specifically provide otherwise. Information that we file with the SEC will automatically update and may replace information previously filed with the SEC. To the extent that any information contained in any current report on Form 8-K or any exhibit thereto, was or is furnished to, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference.

Upon written or oral request made to us at the address or telephone number below, we will, at no cost to the requester, provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus (other than an exhibit to a filing, unless that exhibit is specifically incorporated by reference into that filing), but not delivered with this prospectus. You may also access this information on our website at www.fortebiorx.com by viewing the “SEC Filings” subsection of the “Investor Relations” menu. No additional information on our website is deemed to be part of or incorporated by reference into this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Forte Biosciences, Inc.

3060 Pegasus Park Drive, Building 6

Dallas, Texas 75247

Attn: Investor Relations

(310) 618-6994

24,856,250 Shares of Common Stock

PROSPECTUS

September 8, 2023